                                                                                Filed Pursuant to
                                                                                   Rule 424(b)(3)
                                                                               File No. 333-55846

                                                    PRICING SUPPLEMENT NO. 13 DATED
                                                       MAY 2, 2002 TO PROSPECTUS
                                                DATED FEBRUARY 26, 2001 AND PROSPECTUS
                                                   SUPPLEMENT DATED OCTOBER 31, 2001

                                                      BOEING CAPITAL CORPORATION

                                                      Series XI Medium-Term Notes
                                              Due Nine Months or More From Date of Issue

         Except as set forth herein, the Series XI Medium-Term Notes offered hereby (the "Notes") have such terms as are described in the accompanying Prospectus dated February 26, 2001 as amended and supplemented by the Prospectus Supplement dated October 31, 2001
(the "Prospectus").

Aggregate Principal Amount:          $50,000,000

Original Issue Date
 (Settlement Date):                  May 7, 2002

Stated Maturity Date:                May 9, 2005

Base Rate:                           LIBOR

Index Currency:                      U.S. Dollars

Designated LIBOR Page:               LIBOR Telerate Page 3750

Spread:                              Plus 45 basis points

Initial Interest Rate:               2.37% (including the Spread)

Index Maturity:                      Three months

Interest Payment Dates:              Commencing August 9, 2002 and thereafter on the 9th calendar day of each
                                     February, May, August and November up to and including the Maturity Date

Interest Reset Period:               Quarterly

Calculation Agent:                   Bankers Trust Company

Interest Reset Dates:                The 9th calendar day of each February, May, August and November

Interest Determination Dates:        The second London Business Day preceding each Interest Reset Date

Type of Notes Issued:                [X] Senior Notes                 [ ] Fixed Rate Notes
                                     [ ] Subordinated Notes           [X] Floating Rate Notes

Optional Redemption:                 [ ] Yes
                                     [X] No

Form of Notes Issued:                [X] Book-Entry Notes
                                     [ ] Certificated Notes

CUSIP Number:                        09700WDV2

                                                      PURCHASE AS AGENT

        This Pricing Supplement relates to $50,000,000 aggregate principal amount of Notes that are being purchased, as
Agent, by Morgan Stanley & Co. Incorporated (“Morgan Stanley”).  Net proceeds payable by Morgan Stanley to Boeing Capital Corporation
(the "Company") will be 99.853% of the aggregate principal amount of the Notes or $49,926,500 before deduction of expenses payable by the Company.  In connection with the sale of the Notes, Morgan Stanley may be deemed to have received compensation from the Company in the form of underwriting discounts in the aggregate amount of .147% or $73,500.